Exhibit (d)(63)

FORM OF

SUB-RESEARCH AGREEMENT

between

FIDELITY INVESTMENTS JAPAN LIMITED

and

FIDELITY INTERNATIONAL INVESTMENT ADVISORS

AGREEMENT made this 1st day of July, 2003, by and between Fidelity International Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, 42 Crow Lane, Pembroke, HM 19, Bermuda (hereinafter called the "Sub-Advisor"), and Fidelity Investments Japan Limited, a Japanese company with principal offices at Across Shinkawa Bldg. 8-8, Shinkawa 1-chome, Chuo-ku, Tokyo 104-0033, Japan (hereinafter called the "Japan Sub-Advisor").

WHEREAS, Fidelity Management & Research Company, a Massachusetts corporation (hereinafter called the "Advisor"), has entered into various management contracts (each a "Management Contract") with those Massachusetts and Delaware business trusts, each a registered investment company issuing one or more series of shares of beneficial interest (each a "Trust"), on behalf of each of their respective portfolios listed on Schedule A attached hereto, as the same may be amended from time to time (each a "Portfolio"), pursuant to which the Advisor has agreed to act as investment advisor to each of the Portfolios;

WHEREAS, the Sub-Advisor has entered into a Sub-Advisory Agreement with the Advisor (the "Sub-Advisory Agreement") pursuant to which the Sub-Advisor, directly or through certain of its subsidiaries or other affiliated persons (including the Japan Sub-Adviser and Fidelity International Investment Advisors (U.K.) Limited), may provide investment advice and research services to the Advisor on behalf of the Portfolios pursuant to a number of agreements;

WHEREAS, the Sub-Advisor is willing to provide international investment advice and research services to the Advisor on behalf of each of the Portfolios listed on Schedule A, to the extent that such Portfolios may invest in international assets from time to time, and the Advisor desires that the Sub-Advisor provide such international investment advice and research services to the Advisor on behalf of the Portfolios under a Master International Research Agreement; and

WHEREAS, the Japan Sub-Advisor has personnel in Japan and has been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located outside of the United States and Canada, primarily in Japan;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Sub-Advisor and the Japan Sub-Advisor agree as follows:

1. Delegated Duties: The Sub-Advisor hereby delegates to the Japan Sub-Advisor and the Japan Sub-Advisor hereby accepts responsibility for performing such investment advice and research services, particularly with respect to issuers, companies, governments and economic conditions outside of the U.S. and Canada, primarily in Japan , with respect to all or a portion of the investments of each Portfolio, in connection with the Sub-Advisor's duties under the Sub-Advisory Agreement, as may be requested by the Sub-Advisor. The services and the portion of the investments of each Portfolio to be advised by the Japan Sub-Advisor shall be as agreed upon from time to time by the Sub-Advisor and the Japan Sub-Advisor. The Japan Sub-Advisor shall pay the salaries and fees of all personnel of the Japan Sub-Advisor performing the investment advice and research services for the Portfolios.

(a) Investment Advice and Research Services: If and to the extent requested by the Sub-Advisor, the Japan Sub-Advisor shall provide investment advice and research services to the Sub-Advisor with respect to all or a portion of the investments of each Portfolio. In connection with providing such investment advice and research services, the Japan Sub-Advisor shall furnish to the Sub-Advisor on behalf of each Portfolio such factual information, research reports and investment recommendations as the Sub-Advisor may reasonably require. Such information may include written and oral reports and analyses.

(b) Subsidiaries and Affiliates: The Japan Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Japan Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the affected Trust(s) to the extent required pursuant to the Investment Company Act of 1940 (the "1940 Act") and rules thereunder.

2. Information to be Provided to the Trusts and the Advisor: The Japan Sub-Advisor shall furnish such reports, evaluations, information or analyses to the Trusts, the Advisor and the Sub-Advisor as the Trusts' Board of Trustees, the Advisor or the Sub-Advisor may reasonably request from time to time, or as the Japan Sub-Advisor may deem to be desirable.

3. Compensation: For investment advisory and research services provided under subparagraph (a) of paragraph 1 of this Agreement, the Sub-Advisor agrees to pay the Japan Sub-Advisor a sub-advisory fee (the "Japan Sub-Advisory Fee"). The Japan Sub-Advisory Fee shall be equal to the administrative costs incurred by the Japan Sub-Advisor in providing investment advice and research services hereunder. The Japan Sub-Advisory Fee may be reduced to reflect expense reimbursements, fee waivers or aggregate caps, if any, in effect from time to time upon mutual agreement of the Sub-Advisor and Japan Sub-Advisor. Notwithstanding the foregoing, a Portfolio that is party to a sub-advisory agreement with the Sub-Advisor and the Japan Sub-Advisor for the provision of either discretionary or non-discretionary services ("FIIA/FIJ Sub-Advisory Agreement") shall not be allocated any portion of the Japan Sub-Advisory Fee payable hereunder during any period in which such FIIA/FIJ Sub-Advisory Agreement is in effect and either discretionary or non-discretionary services are being provided thereunder. As other consideration, the Sub-Advisor shall provide the Japan Sub-Advisor with access to any and all research produced or acquired by the Sub-Advisor.

4. Expenses: It is understood that each Portfolio will pay all of its expenses other than those expressly stated to be payable by the Japan Sub-Advisor hereunder, by the Sub-Advisor under the Sub-Advisory Agreement, or by the Advisor under the Management Contract with the Portfolio.

5. Interested Persons: It is understood that Trustees, officers, and shareholders of the Trusts are or may be or become interested in the Advisor, the Sub-Advisor or the Japan Sub-Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor, the Sub-Advisor or the Japan Sub-Advisor are or may be or become similarly interested in the Trusts, and that the Sub-Advisor, the Advisor or the Japan Sub-Advisor may be or become interested in the Trusts as a shareholder or otherwise.

6. Services to Other Companies or Accounts: The services of the Japan Sub-Advisor to the Sub-Advisor are not to be deemed to be exclusive, the Japan Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Japan Sub-Advisor's ability to meet all of its obligations hereunder. The Japan Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor, the Sub-Advisor or the Trusts.

7. Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Japan Sub-Advisor, the Japan Sub-Advisor shall not be subject to liability to the Sub-Advisor, the Advisor, the Trusts or to any shareholder of the Portfolios for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 8 this Agreement shall continue in force until June 30, 2004 for each Portfolio designated as a Fixed-Income Portfolio on Schedule A and until July 31, 2004 for each Portfolio designated as a Equity Portfolio on Schedule A and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the affected Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Agreement may be modified by mutual consent of the Advisor, the Sub-Advisor, the Japan Sub-Advisor and the affected Trust(s) subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 8, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the affected Trust(s) who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) The Advisor may, at any time and without any prior written notice to the other parties to this Agreement and the Board of Trustees of the affected Trust(s), terminate this Agreement in respect of any or all of the Portfolios, without payment of any penalty. A Trust may at any time on sixty (60) days' prior written notice to the parties to this Agreement, terminate this Agreement in respect of such Trust or a Portfolio, without payment of any penalty, by action of the Board of Trustees of the affected Trust or by vote of a majority of the Portfolio's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

9. Limitation of Liability: The Japan Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trusts and agrees that any obligations of any Trust or Portfolio arising in connection with this Agreement shall be limited in all cases to the Trust and Portfolio and its assets, and the Japan Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust or Portfolio. Nor shall the Japan Sub-Advisor seek satisfaction of any such obligation from the Trustees or any individual Trustee of any Trust.

10. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, all as of the date written above.

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